Exhibit 99.6
FORWARD PURCHASE AGREEMENT
Between
DAVID H. MURDOCK, IN HIS INDIVIDUAL CAPACITY AND AS TRUSTEE OF THE
DAVID H. MURDOCK LIVING TRUST DATED MAY 28, 1986, AS AMENDED,
as Seller
and
2009 DOLE FOOD AUTOMATIC COMMON EXCHANGE SECURITY TRUST,
as Purchaser
Dated as of October 22, 2009

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1	Defined Terms	2
Section 1.2	Interpretation	6

ARTICLE II

SALE AND PURCHASE

Section 2.1	Sale and Purchase	7
Section 2.2	Purchase Price	8
Section 2.3	Payment for and Delivery of Contract Stock	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of Seller	10
Section 3.2	Representations and Warranties of Purchaser	10

ARTICLE IV

CONDITIONS TO PURCHASER’S OBLIGATIONS

Section 4.1	Condition to Delivery of Firm Purchase Price	10
Section 4.2	Condition to Delivery of Additional Purchase Price	10

ARTICLE V

COVENANTS

Section 5.1	Covenants of Seller	10
Section 5.2	Further Assurances	12

ARTICLE VI

ADJUSTMENTS TO EXCHANGE RATE, APPRECIATION THRESHOLD PRICE AND INITIAL PRICE; REORGANIZATION EVENTS

Section 6.1	Dilution Adjustments	12
Section 6.2	Adjustment for Consolidation, Merger or Other Reorganization Event	16

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FORWARD PURCHASE AGREEMENT
FORWARD PURCHASE AGREEMENT (this “Agreement”), dated as of October 22, 2009, between David H. Murdock, in his individual capacity and as trustee of the David H. Murdock Living Trust dated May 28, 1986, as amended, a trust organized under the laws of the State of California (“Seller”), and the 2009 Dole Food Automatic Common Exchange Security Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of October 22, 2009 (the “Trust Agreement”; such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as “Purchaser”).
WITNESSETH:
WHEREAS, Seller as of the date hereof owns shares of Common Stock (“Common Stock”), par value $.001 per share, of Dole Food Company, Inc., a Delaware corporation (the “Company”), and Seller will own such shares of Common Stock as of the First Time of Delivery (as defined below) and as of the Second Time of Delivery (as defined below); and
WHEREAS, Purchaser has prepared an offering circular contemplating the offering of up to 27,600,000 $0.875 Trust Issued Automatic Common Exchange Securities (the “Securities”), the terms of which contemplate delivery by Purchaser to the holders of such Securities of a number of shares of Common Stock (or, in certain circumstances, cash or other property in lieu of such Common Stock) on, or, in certain circumstances, prior to, the Exchange Date referred to below; and
WHEREAS, Seller has agreed, pursuant to the Collateral Agreement, dated as of October 22, 2009 (together with any substitute agreement therefor entered into pursuant to Section 2.2(a) of the Trust Agreement, the “Collateral Agreement”), among Seller, as Pledgor, U.S. Bank National Association, as Collateral Agent (as defined below), and Purchaser to grant to the Collateral Agent, for the benefit of Purchaser, a security interest in shares of Common Stock and, in certain circumstances, certain other collateral to secure the obligations of Seller under this Agreement; and
WHEREAS, Purchaser has agreed, effective as of the First Time of Delivery, pursuant to the Securities Purchase Agreement, dated October 22, 2009 (the “Securities Purchase Agreement”), among Purchaser, Seller, the Company, and Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (collectively, the “Initial Purchasers”), to issue and sell to the Initial Purchasers an aggregate of 24,000,000 Securities (the “Firm Securities”) and, at the Initial Purchasers’ option as provided herein, up to 3,600,000 additional Securities (such additional Securities as the Initial Purchaser shall actually purchase pursuant to the Securities Purchase Agreement, the “Optional Securities”);
NOW, THEREFORE, the parties to this Agreement, intending to be bound, agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Accelerated Portion” means, in relation to any Cash Merger, the portion of the Merger Consideration, other than Marketable Securities, that has a Value equal to the amount determined by multiplying the Basic Reorganization Event Amount by a fraction, (i) the numerator of which is the Value of the portion of the Merger Consideration received in exchange for a single share of Common Stock that consists of assets other than Marketable Securities, and (ii) the denominator of which is the Transaction Value.
“Additional Purchase Price” has the meaning specified in Section 2.2(b).
“Additional Share Base Amount” means a number equal to the number of Optional Securities that the Initial Purchasers elect to purchase under the Securities Purchase Agreement.
“Additional Shares” has the meaning specified in Section 2.1(b).
“Additional Treasury Securities” means the U.S. Government Securities purchased by Purchaser pursuant to Section 2.3(b)(ii) of the Trust Agreement for settlement at the Second Time of Delivery.
“Administrator” means U.S. Bank National Association, administrator for Purchaser under the Administration Agreement, dated as of October 22, 2009 between the Administrator and Purchaser, or its successor in such capacity, or any other Administrator appointed pursuant to the Trust Agreement and the Administration Agreement.
“Administration Agreement” means the Administration Agreement, dated as of October 22, 2009, between the Administrator and Purchaser.
“Agreement” has the meaning set forth in the Preamble.
“Appreciation Threshold Price” has the meaning specified in Section 2.1(c).
“Average Market Price” per share of Common Stock or Marketable Securities on any date means the average Closing Price per share of Common Stock or Marketable Securities for the Calculation Period consisting of the 20 Trading Days immediately prior to but not including the third Trading Day prior to such date.
“Basic Reorganization Event Amount” has the meaning specified in Section 6.2(a).
“Business Day” means a day on which the NYSE is open for trading and that is not a day on which commercial banks in The City of New York are authorized or obligated by law to close.

“Calculation Period” means any period of Trading Days for which an average security price must be determined pursuant to this Agreement.
“Cash Merger” has the meaning specified in Section 6.2(b).
“Cash Percentage” has the meaning specified in Section 2.3(d).
“Cash Settlement Alternative” has the meaning specified in Section 2.3(d).
“Closing Price” of a share of Common Stock (or any other common equity security, including any Marketable Securities) on any Trading Day means (i) the last reported sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such day reported by the NYSE, or, if the Common Stock (or such other property) is not listed on the NYSE, as reported by the principal U.S. national or regional securities exchange on which the Common Stock (or such other property) is listed, (ii) if the Common Stock (or such other property) is not traded on a U.S. national or regional securities exchange, the last quoted bid price on that day for the Common Stock (or such other property) in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization or (iii) if the Common Stock (or such other property) is not traded on a U.S. national or regional securities exchange or so quoted by Pink OTC Markets Inc. or a similar organization, the market price of the Common Stock (or such other property) on that day as determined by a nationally recognized independent investment banking firm retained by the Administrator for this purpose, whose determination shall be conclusive; provided, that if any event that results in an adjustment to the number of shares of Common Stock or Marketable Securities deliverable under this Agreement pursuant to Article VI occurs during any Calculation Period, the Closing Price as determined pursuant to the foregoing for each Trading Day in the Calculation Period occurring prior to the date on which such adjustment is effected will be appropriately adjusted to reflect the occurrence of such event.
“Collateral Agent” means U.S. Bank National Association, in its capacity as Collateral Agent under the Collateral Agreement, or its successor in such capacity, or any other Collateral Agent appointed pursuant to the Trust Agreement and the Collateral Agreement.
“Collateral Agreement” has the meaning specified in the recitals to this Agreement.
“common equity security” means any security of any class of capital stock (whether voting or non-voting) that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the issuer of such capital stock and that is not subject to redemption by the issuer of such capital stock.
“Common Stock” has the meaning specified in the recitals to this Agreement.
“Company” has the meaning specified in the recitals to this Agreement.
“Company Successor” has the meaning specified in Section 6.2(a).
“Contract Shares” has the meaning specified in Section 2.1(b).

“Custodian” means U.S. Bank National Association, as custodian for Purchaser under the Custodian Agreement, dated as of October 22, 2009, between the Custodian and Purchaser, or its successor in such capacity, or any other Custodian appointed pursuant to the Trust Agreement and the Custodian Agreement.
“Custodian Agreement” means the Custodian Agreement, dated as of October 22, 2009, between the Custodian and Purchaser.
“Dilution Adjustment” means any fraction or number by which the Exchange Rate shall be multiplied pursuant to Section 6.1(a), (b), (c), (d) or (e).
“Event of Default” has the meaning specified in Section 7.1.
“Exchange Date” means November 1, 2012, provided that if the number of shares of Common Stock deliverable to the Purchaser on that date would exceed 15% of the then outstanding shares of Common Stock, such excess portion will be delivered on successive Business Days (with no delivery on any Business Day of a number of shares of Common Stock in excess of 15% of the then outstanding share of Common Stock) until such entire excess portion has been delivered. Each reference in this Agreement to the Exchange Date shall be deemed a reference to November 1, 2012 and each such other Business Day.
“Exchange Rate” has the meaning specified in Section 2.1(c).
“Expiration Time” has the meaning specified in Section 6.1(e).
“Firm Purchase Price” has the meaning specified in Section 2.2(a).
“Firm Securities” has the meaning specified in the recitals to this Agreement.
“Firm Share Base Amount” means 24,000,000 shares of Common Stock.
“Firm Shares” has the meaning specified in Section 2.1(a).
“First Time of Delivery” has the meaning specified in Section 2.3(a).
“Full Share Number” has the meaning in Section 2.3(d).
“Initial Price” has the meaning specified in Section 2.1(c).
“Initial Purchasers” has the meaning specified in the recitals to this Agreement.
“Initial Treasury Securities” means the U.S. Government Securities purchased by Purchaser pursuant to Section 2.3(b)(i) of the Trust Agreement for settlement at the First Time of Delivery.
“Liens” means any lien, mortgage, security interest, pledge, charge, encumbrance or adverse claim of any kind.

“Market Disruption Event” means the occurrence or existence on any scheduled trading day for the Common Stock (or any other applicable security or other property) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock (or such other property) or in any options, contracts or futures contracts relating to the Common Stock (or such other property), and such suspension or limitation occurs or exists at any time within 30 minutes prior to the closing time of the relevant stock exchange on such day.
“Marketable Securities” means any common equity securities (whether voting or non-voting) listed on a U.S. national or regional securities exchange.
“Merger Consideration” has the meaning specified in Section 6.2(a).
“NYSE” means the New York Stock Exchange, Inc.
“Optional Securities” has the meaning specified in the recitals to this Agreement.
“Purchaser” has the meaning specified in the preamble to this Agreement.
“Reorganization Event” has the meaning specified in Section 6.2(a).
“Second Time of Delivery” has the meaning specified in Section 2.3(b).
“Securities” has the meaning specified in the recitals to this Agreement.
“Securities Purchase Agreement” has the meaning specified in the recitals to this Agreement.
“Seller” has the meaning specified in the preamble to this Agreement.
“Spin-Off Distribution” means a distribution by the Company to holders of Common Stock of Marketable Securities issued by an issuer other than the Company.
“Tender Offer Valuation Period” has the meaning specified in Section 6.1(e).
“Then-Current Market Price” of the Common Stock means the average Closing Price per share of Common Stock for the applicable Calculation Period.
“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) (x) the NYSE is open for trading, or, if the Common Stock (or any other applicable security or other property) is not listed on the NYSE, the principal U.S. national or regional securities exchange on which the Common Stock (or such other property) is listed is open for trading, (y) if the Common Stock (or such other property) is not traded on a U.S. national or regional securities exchange but is quoted on the over-the-counter market by Pink OTC Markets Inc. or a similar organization, Pink OTC Markets Inc. or such similar organization, as applicable, is open for quoting or (z) if the Common Stock (or such other property) is not traded on a U.S. national or regional securities exchange or quoted by Pink OTC Markets Inc. or a similar organization, such day is a Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system or, if applicable, regular quoting on the relevant quotation system.

“Transaction Value” means the sum of: (i) for any cash received in the Reorganization Event, the amount of the cash received per share of Common Stock; (ii) for any property other than cash or Marketable Securities received in the Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of the property received per share of Common Stock (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive); and (iii) for any Marketable Securities received in the Reorganization Event, an amount equal to the average Closing Price of those Marketable Securities on the Exchange Date (or, in the case of a Cash Merger, the average Closing Price for the 20 Trading Days immediately before the date the Reorganization Event is consummated), multiplied by the number of those Marketable Securities received for each share of Common Stock. The number of Marketable Securities included in the calculation of Transaction Value for purposes of the preceding clause (iii) will be adjusted if a dilution event of the type described in Article VI hereof occurs with respect to the issuer of the Marketable Securities between the time of the Reorganization Event and the Exchange Date.
“Transfer Restrictions” has the meaning specified in the Collateral Agreement.
“Transferred Securities” has the meaning specified in Section 2.3(e).
“Trust Agreement” has the meaning specified in the preamble to this Agreement.
“Trustees” has the meaning specified in the Trust Agreement.
“U.S. Government Securities” means direct obligations of the United States of America.
“Value” means (i) in respect of cash, the amount of such cash; (ii) in respect of any property other than cash or Marketable Securities, an amount equal to the market value on the date the Reorganization Event is consummated (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive); and (iii) in respect of any share of Marketable Securities, an amount equal to the average Closing Price per share of those Marketable Securities for the 20 Trading Days immediately before the date the Reorganization Event is consummated.
Section 1.2 Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.
(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
(d) Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented or amended from time to time.
ARTICLE II
SALE AND PURCHASE
Section 2.1 Sale and Purchase.
(a) Firm Shares. Upon the terms and subject to the conditions of this Agreement, and subject to Seller’s cash settlement alternative as provided in Section 2.3(d), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the number of shares of Common Stock (the “Firm Shares”) equal to the product of the Firm Share Base Amount and the Exchange Rate.
(b) Additional Shares. Upon the terms and subject to the conditions of this Agreement, if the Initial Purchasers exercise the option to purchase Optional Securities pursuant to the Securities Purchase Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the number of additional shares of Common Stock (the “Additional Shares”) equal to the product of the Additional Share Base Amount and the Exchange Rate. If the Initial Purchasers exercise their option to purchase Optional Securities pursuant to the Securities Purchase Agreement, Purchaser shall notify Seller in writing that Purchaser will purchase the Additional Shares, which notice shall specify the Additional Share Base Amount and the Second Time of Delivery. The Firm Shares and the Additional Shares (if any) are collectively referred to in this Agreement as the “Contract Shares”.
(c) Exchange Rate. The “Exchange Rate” shall be the rate determined in accordance with the following formula, subject to adjustment as a result of certain events as provided in Article VI:
(i) if the Average Market Price is less than $15.00 (the “Appreciation Threshold Price”) but equal to or greater than $12.50 (the “Initial Price”), the Exchange Rate will be a fraction (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Initial Price divided by the Average Market Price;
(ii) if the Average Market Price is equal to or greater than the Appreciation Threshold Price, the Exchange Rate will be 0.8333; and
(iii) if the Average Market Price is less than the Initial Price, the Exchange Rate will be 1.000.

Section 2.2 Purchase Price.
(a) Firm Purchase Price. The purchase price for the Firm Shares (the “Firm Purchase Price”) shall be an amount equal to the difference between (i) the aggregate proceeds to Purchaser from the sale of the Firm Securities and (ii) the aggregate cost to Purchaser, as notified by Purchaser to Seller at the First Time of Delivery, of the Initial Treasury Securities.
(b) Additional Purchase Price. The purchase price for the Additional Shares (the “Additional Purchase Price”) shall be an amount equal to the difference between (i) the aggregate proceeds to Purchaser from the sale of the Optional Securities and (ii) the aggregate cost to Purchaser, as notified by Purchaser to Seller at the Second Time of Delivery, of the Additional Treasury Securities.
Section 2.3 Payment for and Delivery of Contract Stock.
(a) First Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Firm Purchase Price on October 28, 2009 (the “First Time of Delivery”), at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, CA 90067, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in Federal (immediately available) funds.
(b) Second Time of Delivery. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Additional Purchase Price on the date of delivery of the Optional Securities to the Initial Purchasers (the “Second Time of Delivery”), at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, CA 90067, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in Federal (immediately available) funds.
(c) Sale and Delivery of Contract Shares. Seller agrees to deliver, except as otherwise provided in this Agreement, the Contract Shares to Purchaser on the Exchange Date. Unless Seller elects the Cash Settlement Alternative as provided in Section 2.3(d), delivery shall be effected by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of shares of Common Stock then held by the Collateral Agent as collateral under the Collateral Agreement, in an amount equal to the number of Contract Shares, rounded down to the nearest whole number. Alternatively, in accordance with Section 5.2 of the Collateral Agreement, Seller may elect to deliver shares of Common Stock in an amount equal to the number of Contract Shares, rounded down to the nearest whole number, to the Custodian for the account of Purchaser on the Exchange Date by notifying the Collateral Agent and the Custodian on or prior to the Exchange Date of such election, in which case, the Collateral Agent shall deliver to the Seller the shares of Common Stock then held by the Collateral Agent as collateral under the Collateral Agreement on the Exchange Date. Seller agrees to make a cash payment in respect of any fractional shares included in the Contract Shares at the Exchange Date, in an amount equal to the value of such fractional shares at the Average Market Price. In addition, if the difference between (A) the aggregate proceeds of any sale (net of any brokerage or related expenses) of any Common Stock or Marketable Securities sold by Purchaser pursuant to Section 2.4(f)(ii) of the Trust Agreement and (B) the product of the number of shares of Common Stock or Marketable

Securities so sold and the Average Market Price, is negative, Seller shall pay such difference to Purchaser. If such difference is positive, Purchaser shall pay the difference to Seller. Notwithstanding the foregoing, if a Reorganization Event shall have occurred prior to the Exchange Date then, in lieu of the foregoing, delivery shall be effected as follows: (i) in the case of any cash required to be delivered on the Exchange Date as provided in Section 6.2, by wire transfer to an account designated by Purchaser, in Federal (immediately available) funds; (ii) in the case of any Marketable Securities elected by Seller to be delivered in lieu of cash, as provided in Section 6.2, by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of the applicable number of Marketable Securities then held as collateral under the Collateral Agreement, as provided in Section 5.7 of the Collateral Agreement; and (iii) in the case of any cash included in the Accelerated Portion as provided in Section 6.2(b), by wire transfer as provided in clause (i) above or in the case of any non-cash assets included in such Accelerated Portion, by delivery of such assets to the Custodian, for the account of Purchaser. Alternatively, Seller may elect to deliver shares of Marketable Securities in lieu of cash, as provided in Section 6.2, to the Custodian for the account of Purchaser on the Exchange Date by notifying the Collateral Agent and the Custodian on or prior to the Exchange Date of such election, in which case, the Collateral Agent shall deliver to the Seller the shares of Marketable Securities then held by the Collateral Agent as collateral under the Collateral Agreement on the Exchange Date.
(d) Cash Settlement Alternative. At its option, Seller may deliver to Purchaser on the Exchange Date, in lieu of the Contract Shares, in whole or in part, an amount in cash (the “Cash Settlement Alternative”) equal to the value, based on the Average Market Price of the Contract Shares at the Exchange Date, of the number of shares Seller would otherwise be required to deliver on the Exchange Date (the “Full Share Number”), multiplied by the Cash Percentage (as defined below), paid by wire transfer to an account designated by Purchaser, in Federal (immediately available) funds, in which case the number of Contract Shares to be delivered by Seller on the Exchange Date will be the product of (x) 100% less the Cash Percentage and (y) the Full Share Number. If the Seller elects the Cash Settlement Alternative, it may do so by notice to Purchaser, the Collateral Agent and the Custodian (including as to the portion to be settled in cash as a fixed percentage between 0% and 100% (the “Cash Percentage”)) not less than 60 days, nor more than 90 days, preceding the Exchange Date then in effect, including with respect to the portion to be delivered in cash. If Seller elects the Cash Settlement Alternative, Purchaser shall provide notice of such election to the holders of the Securities, not less than 45 days, nor more than 90 days, prior to the Exchange Date as then in effect.
(e) Satisfaction of Obligations. Notwithstanding any other provision of this Agreement, if on or prior to the Exchange Date, Seller transfers Securities to Purchaser, free and clear of any Liens and Transfer Restrictions, for cancellation (any Securities so transferred being referred to in this Agreement as the “Transferred Securities”) then the number of Contract Shares, or the cash in lieu thereof in the event the Cash Settlement Alternative is elected, deliverable by Seller pursuant to this Agreement shall be reduced by a number equal to the product of (i) the number of Contract Shares before giving effect to any such transfers and (ii) a fraction, the numerator of which is the number of Transferred Securities and the denominator of which is the sum of the Firm Share Base Amount and the Additional Share Base Amount (rounded down to the nearest whole share).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that each representation and warranty made by Seller pursuant to Section 1(b) of the Securities Purchase Agreement is true and correct on the date of this Agreement.
Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that each representation and warranty made by Purchaser pursuant to Section 1(a) of the Securities Purchase Agreement is true and correct on the date of this Agreement.
ARTICLE IV
CONDITIONS TO PURCHASER’S OBLIGATIONS
Section 4.1 Condition to Delivery of Firm Purchase Price. The obligation of Purchaser to deliver the Firm Purchase Price at the First Time of Delivery is subject to the condition that the purchase by the Initial Purchasers of the Firm Securities pursuant to the Securities Purchase Agreement shall have been consummated as contemplated under the Securities Purchase Agreement and that Seller shall have delivered to Purchaser such forms as set forth in Section 5.1(a)(ii) below.
Section 4.2 Condition to Delivery of Additional Purchase Price. The obligation of Purchaser to deliver the Additional Purchase Price at the Second Time of Delivery is subject to the condition that the purchase by the Initial Purchasers of the Optional Securities shall have been consummated as contemplated under the Securities Purchase Agreement and that Seller shall have delivered to Purchaser such forms as set forth in Section 5.1(a)(ii) below.
ARTICLE V
COVENANTS
Section 5.1 Covenants of Seller.
(a) Taxes.
(i) Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the execution of this Agreement and the transfer and delivery of the Contract Shares (or any cash or Marketable Securities or other property in lieu of the Contract Shares) and the sale by the purchaser of any assets pursuant to this Agreement. Purchaser may withhold from any payment under this Agreement any tax required by law, and Seller may withhold from any payment under this Agreement to the extent such withholding is the result of Purchaser failing to provide the Seller with an IRS Form W-9 setting forth an exemption from withholding, provided the Seller is eligible under law to deliver such IRS Form W-9 to the Purchaser.

(ii) As of the First Time of Delivery and the Second Time of Delivery, Seller shall deliver to Purchaser a non-foreign person affidavit duly certifying that the Seller is not a foreign person in the form that satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and is reasonably acceptable to the Purchaser and any other duly executed form reasonably requested by the Purchaser in order to avoid withholding tax on any payment under this Agreement. Seller shall immediately notify Purchaser when a statement included in such certificates or forms is no longer accurate.
(b) Forward Contract. Each of Seller and Purchaser hereby agree that: (i) it will not treat this Agreement, any portion of this Agreement, or any obligation under this Agreement as giving rise to any interest expense or income or other inclusions or expense of ordinary income; (ii) it will not treat the delivery of any portion of the Contract Shares, cash, Marketable Securities or other property to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) it will treat this Agreement in its entirety as a forward contract for the delivery of such Contract Shares, cash, Marketable Securities or other property; and (iv) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding, other than in connection with good faith negotiations in settlement of a tax proceeding) that is inconsistent with the obligations contained in clauses (i) through (iii) of this Section 5.1(b). Notwithstanding the preceding sentence Purchaser may in its discretion withhold tax on payments to the security holders in the Purchaser regardless of the legal theory or characterization supporting such withholding. Seller and Purchaser may also take any action or position required by law provided, that Seller or Purchaser, as the case may be, provides an opinion of counsel, nationally recognized as expert in Federal tax matters, to the effect that such action or position is required by a statutory change, Treasury regulation, or applicable court decision published after the date of this Agreement.
(c) Limitations on Trading During Certain Days. Seller hereby agrees that it will not buy Common Stock for its own account during the 60 days prior to the Exchange Date.
(d) Notices. Seller will cause to be delivered to Purchaser:
(i) Immediately upon the occurrence of any Event of Default, or upon Seller’s obtaining knowledge that any of the conditions or events described in Section 7.1(a) or (b) hereof shall have occurred with respect to the Company, notice of such occurrence; and
(ii) If at any time prior to the Exchange Date Seller receives notice, or otherwise obtains knowledge, that any event requiring an adjustment to be effected pursuant to Article VI hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Purchaser if Seller shall subsequently receive notice, or otherwise obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating to such event.

Section 5.2 Further Assurances. From time to time on and after the date of this Agreement through the Exchange Date, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement, including (i) using commercially reasonable efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.
ARTICLE VI
ADJUSTMENTS TO EXCHANGE RATE, APPRECIATION THRESHOLD
PRICE AND INITIAL PRICE; REORGANIZATION EVENTS
Section 6.1 Dilution Adjustments. The Exchange Rate, Appreciation Threshold Price and Initial Price shall be subject to adjustment from time to time as follows:
(a) Stock Dividends, Splits, Etc. If the Company shall, after the date of this Agreement,
(i) pay a stock dividend or make a distribution with respect to the Common Stock in shares of Common Stock;
(ii) subdivide or split the outstanding shares of Common Stock into a greater number of shares of Common Stock; or
(iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock;
then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to the fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately after the effective time of the adjustment relating to such event (giving effect to such event as of such effective time), and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the effective time of the adjustment relating to such event. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in Section 6.1(f).
(b) Right or Warrant Issuances. If the Company shall, after the date of this Agreement, issue, or declare a record date in respect of an issuance of, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Then-Current Market Price of the Common Stock (other than rights to purchase Common Stock pursuant to a plan for the reinvestment of dividends or interest) for the five Trading Days ending on, and including, the Trading Day immediately preceding the ex-dividend date for such issuance, then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately before the time (determined as described below) the adjustment is effected by reason of the issuance of those rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to those rights or warrants, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately before the time (determined as described below) the adjustment is effected by reason of the issuance of those rights or warrants, plus the number of additional shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Then-Current Market Price of the Common Stock for the five Trading Days ending on, and including the Trading Day immediately preceding the ex-dividend date for such issuance, which shall be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. For purposes of this Section 6.1(b), in determining whether any rights or warrants entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Then-Current Market Price, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Company receives for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in Section 6.1(f).
(c) Distributions of Other Assets. If the Company shall, after the date of this Agreement, declare or pay a dividend or make a distribution to all holders of Common Stock, in either case, consisting of evidences of its indebtedness or other non-cash assets (excluding (A) any dividends or distributions referred to in Section 6.1(a) and (B) any Spin-Off Distributions) or shall issue to all holders of Common Stock rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in Section 6.1(b)), then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to a fraction, (i) the numerator of which shall be the Then-Current Market Price per share of Common Stock for the five Trading Days ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution, and (ii) the denominator of which shall be such Then-Current Market Price per share of Common Stock for the five Trading Days ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive) as of the time the adjustment is effected of the portion of those evidences of indebtedness or non-cash assets or rights or warrants applicable to one share of Common Stock. An adjustment to each Exchange Rate made pursuant to this Section 6.1(c) shall be made successively whenever any such distribution is made. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in Section 6.1(f).

(d) Cash Dividends. If the Company shall, after the date of this Agreement, declare a record date in respect of a distribution of cash (other than any cash distributed in consideration of fractional shares of Common Stock and any cash distributed in a Reorganization Event), by dividend or otherwise, to all holders of Common Stock, then the Exchange Rate will be multiplied by a Dilution Adjustment equal to a fraction, (i) the numerator of which shall be the Then-Current Market Price per share of Common Stock for the five Trading Days ending on, and including, the Trading Day immediately preceding the ex-dividend date for such dividend or distribution, and (ii) the denominator of which shall be such Then-Current Market Price per share of Common Stock for the five Trading Days ending on, and including, the Trading Day immediately preceding the ex-dividend date for such dividend or distribution, less the amount in cash per share that the Company distributes to holders of Common Stock. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in Section 6.1(f).
(e) Tender or Exchange Offers. If the Company or any of its subsidiaries shall, after the date of this Agreement, make a payment in respect of a tender or exchange offer for the Common Stock (other than a tender offer solely to holders of fewer than 100 shares of Common Stock), and the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive), of any other consideration included in the payment per share of Common Stock exceeds the Then-Current Market Price for the five consecutive Trading Day period commencing on the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the Exchange Rate will be multiplied by a Dilution Adjustment equal to a fraction, (i) the numerator of which shall be the sum of (A) the aggregate cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator, whose determination shall be conclusive), on the expiration date, of the other consideration paid or payable for shares accepted for purchase or exchange in such tender or exchange offer, plus (B) the product of (x) the Then-Current Market Price per share of Common Stock for the five consecutive Trading Day period commencing on the Trading Day next succeeding the expiration date (such period, the “Tender Offer Valuation Period”), multiplied by (y) the number of shares of Common Stock outstanding immediately after the time (the “Expiration Time”) such tender or exchange offer expires (after giving effect to such tender offer or exchange offer), and (ii) the denominator of which shall be such Then-Current Market Price per share of Common Stock for the Tender Offer Valuation Period multiplied by the number of shares of Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to such tender offer or exchange offer). If the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made. The Appreciation Threshold Price and Initial Price shall also be adjusted in the manner described in Section 6.1(f).
(f) Corresponding Adjustments to Initial Price, Appreciation Threshold Price and Closing Price.
(i) If any adjustment is made to the Exchange Rate pursuant to Section 6.1(a), (b), (c), (d) or (e), the Appreciation Threshold Price and the Initial Price shall also be adjusted by dividing each of the Appreciation Threshold Price and the Initial Price by the applicable Dilution Adjustment.
(ii) If, during any Calculation Period used in calculating the Average Market Price or the Then-Current Market Price, an adjustment to the Exchange Rate becomes effective pursuant to this Section 6.1, then the average Closing Prices used to calculate such Average Market Price or Then-Current Market Price for the trading days preceding the effective date of the adjustment in the Exchange Rate shall be adjusted proportionally to the corresponding adjustments to the Initial Price and Threshold Appreciation Price.

(g) Timing of Dilution Adjustments. Each Dilution Adjustment shall be effected:
(i) in the case of any adjustment made pursuant to Section 6.1(a), immediately after 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution or the effective date of such subdivision, split or combination, as applicable;
(ii) in the case of any adjustment made pursuant to Section 6.1(b), immediately after 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such rights or warrants;
(iii) in the case of any adjustment made pursuant to Section 6.1(c), immediately after 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such distribution;
(iv) in the case of any adjustment made pursuant to Section 6.1(d), immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution; and
(v) in the case of any adjustment made pursuant to Section 6.1(e), immediately after 5:00 p.m., New York City time, on the final Trading Day of the Tender Offer Valuation Period; provided, that if the Exchange Date occurs within the five consecutive Trading Days next succeeding the expiration date, references with respect to “five consecutive Trading Day period” in Section 6.1(e) shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date and the Exchange Date in determining the applicable Exchange Rate.
(h) General; Failure of Dilution Event to Occur. All Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Exchange Rate; provided, however, that any adjustments that by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If any dividend or distribution of the type described in Section 6.1(a) is declared but not so paid or made, or the outstanding shares of Common Stock are not subdivided, split or combined, as the case may be, each new Exchange Rate shall be immediately readjusted, effective as of the date the board of directors of the Company determines not to pay such dividend or distribution or to effect such subdivision, dividend, distribution, split or combination, to the Exchange Rate that would then be in effect if such subdivision, dividend, distribution, share split or share combination had not been declared or announced. If any rights or warrants described in Section 6.1(b) are not so issued, the Exchange Rate shall be readjusted, effective as of the date the Company’s board of directors publicly announces its decision not to issue such rights or warrants, to the Exchange Rate that would then be in effect if such issuance had not been declared. If any rights or warrants described in Section 6.1(b) are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if the adjustments made upon the issuance of such right or warrant had been made on the basis of the delivery of only the number of shares of the Common Stock actually delivered. If any dividend or distribution described in Section 6.1(d) is declared but not so paid or made, each new Exchange Rate shall be readjusted, effective as of the date the Company’s board of directors publicly announces its decision not to pay such dividend or distribution, to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared. If the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any tender or exchange offer described in Section 6.1(e), but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchase, or all such purchases are rescinded, then each new Exchange Rate shall be readjusted to be the Exchange Rate that would then be in effect if such tender or exchange offer had not been made. If a Reorganization Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this Section 6.1, the Dilution Adjustments previously applied to the Exchange Rate in respect of such events shall not be rescinded but shall be applied to the new Exchange Rate provided for under Section 6.2.
Section 6.2 Adjustment for Consolidation, Merger or Other Reorganization Event.
(a) In the event of (i) any consolidation or merger of the Company, or any surviving entity or subsequent surviving entity of the Company (a “Company Successor”), with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another corporation), (ii) any sale, transfer, lease or conveyance to another corporation of the property of the Company or any Company Successor as an entirety or substantially as an entirety, (iii)(x) any statutory exchange of securities of the Company or any Company Successor with another corporation or (y) any sale of all or substantially all of the outstanding equity securities of the Company or any Company Successor, including pursuant to any plan of arrangement or similar scheme with the Company’s stockholders under any applicable law, rule or regulation or order of any court or governmental authority (in the case of each of the preceding clauses (x) and (y), other than in connection with a consolidation or merger referred to in clause (i) immediately above), or (iv) any liquidation, dissolution or winding up of the Company or any Company Successor (any such event described in clause (i), (ii), (iii) or (iv), a “Reorganization Event”), Seller shall deliver on the Exchange Date, in lieu of the Contract Shares, cash in an amount (the “Basic Reorganization Event Amount”) equal to the product of (x) the sum of the Firm Shares and the Additional Shares and (y)(i) if the Transaction Value is less than the Appreciation Threshold Price but equal to or greater than the Initial Price, the Initial Price, (ii) if the Transaction Value is equal to or greater than the Appreciation Threshold Price, 0.8333 multiplied by the Transaction Value, and (iii) if the Transaction Value is less than the Initial Price, the Transaction Value. Notwithstanding the foregoing, if the consideration received by the holders of the Common Stock in the Reorganization Event (the “Merger Consideration”) includes any Marketable Securities, Seller may, at its option, deliver those Marketable Securities on the Exchange Date in lieu of delivering an amount of cash equal to the value of those Marketable Securities as described above based on the Average Market Price of the Marketable Securities on the Exchange Date.

(b) Notwithstanding Section 6.2(a), if at least 30% of the Merger Consideration in any Reorganization Event consists of property, other than Marketable Securities (a “Cash Merger”), then Seller shall be required (i) within five Business Days after Seller receives the Merger Consideration, to deliver the Accelerated Portion to Purchaser; provided, that to the extent the Accelerated Portion consists of property other than cash or cash equivalents, Seller may, at its option, deliver, in lieu of such other property, cash in an amount equal to the Value of such other property; and (ii) on the Exchange Date, to deliver to Purchaser the number of Marketable Securities equal to the product of (x) the sum of the Firm Share Base Amount and the Additional Share Base Amount and (y) the Exchange Rate, adjusted as described in the next sentence, and the provisions of Section 2.3(c) shall apply mutatis mutandis to such Marketable Securities, provided that Seller may exercise the Cash Settlement Alternative in respect of such Marketable Securities, in which case Section 2.3(d) shall apply to such election mutatis mutandis to such Marketable Securities, and Seller shall deliver cash equal to the value, based on the Average Market Price of the Marketable Securities at the Exchange Date, of the number of Marketable Securities that the Seller would otherwise be required to deliver on the Exchange Date. For purposes of calculating such Exchange Rate, (A) the Initial Price and Appreciation Threshold Price shall each be adjusted by multiplying the Initial Price and Appreciation Threshold Price, as applicable, as then in effect, by a fraction, (i) the numerator of which is the Value of a share of the Marketable Securities, and (ii) the denominator of which shall be the Transaction Value; and (B) the Exchange Rate shall be adjusted by multiplying the Exchange Rate (computed on the basis of the adjusted Initial Price and Appreciation Threshold Price and the Average Market Price of the Marketable Securities) by a fraction, (i) the numerator of which is the aggregate Value of the Marketable Securities included in the Merger Consideration received in exchange for a single share of Common Stock, and (ii) the denominator of which is the Value of a share of the Marketable Securities.
(c) If a Cash Merger occurs during a Calculation Period used to calculate the Average Market Price, average Closing Price or Transaction Value, then the average Closing Prices used to calculate such Average Market Price, the average Closing Price or the average Closing Price referred to in clause (iii) of the definition of Transaction Value, in each case for the Trading Days preceding the effective date of the adjustment in the Exchange Rate, shall be adjusted proportionally to the corresponding adjustments to the Initial Price and Threshold Appreciation Price.
(d) For the avoidance of doubt, if 100% of the Merger Consideration in a Cash Merger consists of cash, then delivery of the entire Merger Consideration will be accelerated as set forth in Section 6.2(b) above.
Section 6.3 Spin-Off Distributions. (a) If the Company shall, after the date of this Agreement or during the term of this Agreement, make a Spin-Off Distribution, then for all purposes of this Agreement, from and after the record date in respect of such Spin-Off Distribution, (i) the Contract Shares shall be deemed to include both (A) that number of shares of Common Stock equal to the product of (x) the sum of the Firm Share Base Amount and the Additional Share Base Amount and (y) the Exchange Rate, and (B) that number of Marketable Securities of the class distributed in respect of the Contract Shares in such Spin-Off Distribution equal to the product of (x) the sum of the Firm Share Base Amount and the Additional Share Base Amount, (y) the Exchange Rate, and (z) the number of shares of such Marketable Securities distributed per share of Common Stock in the Spin-Off Distribution; (ii) Seller’s obligations under Section 2.3 shall include delivery of such Marketable Securities together with the Common Stock comprising the Contract Shares and the provisions of Section 2.3(c) shall apply mutatis mutandis to such Marketable Securities; and (iii) the “Closing Price” of the Common Stock, for purposes of calculating the Exchange Rate and for all other purposes under the Agreement, shall thereafter be deemed to be equal to the sum of (A) the Closing Price per share of Common Stock and (B) the product of (x) the Closing Price per share of the spun-off Marketable Securities and (y) the number of shares of such Marketable Securities distributed per share of Common Stock in the Spin-Off Distribution. The formula for determining the “Closing Price” in this Section 6.3(a) will be adjusted if any event that would, if it had occurred with respect to the Common Stock or the Company, have required an adjustment pursuant to the provisions described under Article VI hereof occurs with respect to those Marketable Securities or their issuer between the time of the Spin-Off Distribution and the Exchange Date.
(b) Instead of delivering Marketable Securities on the Exchange Date, Seller may exercise the Cash Settlement Alternative in respect of such Marketable Securities, in which case Section 2.3(d) shall apply to such election mutatis mutandis to such Marketable Securities, and Seller shall deliver cash equal to the value, based on the Average Market Price of the Marketable Securities at the Exchange Date, of the number of Marketable Securities that the Seller would otherwise be required to deliver on the Exchange Date.
Section 6.4 Adjustments with Respect to Marketable Securities. The number of any Marketable Securities included in any calculation pursuant to this Agreement shall be subject to adjustment if any event that would, had it occurred with respect to the Common Stock or the Company, have required an adjustment pursuant to Article VI hereof, shall occur with respect to such Marketable Securities or the issuer of such Marketable Securities between the time of the Spin-Off Distribution or Reorganization Event and the Exchange Date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in Article VI hereof.
ARTICLE VII
ACCELERATION UPON AN EVENT OF DEFAULT; TRANSFER AGENT
INSTRUCTIONS
Section 7.1 Events of Default. If one or more of the following events (each an “Event of Default”) shall occur:
(a) Seller or David H. Murdock shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to such person’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such person or any substantial part of such person’s property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such person, or shall make a general assignment for the benefit of creditors, or shall take any action to authorize any of the foregoing; or

(b) an involuntary case or other proceeding shall be commenced against Seller or David H. Murdock seeking liquidation, reorganization or other relief with respect to such person or such person’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such person or any substantial part of such person’s property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such person under the federal bankruptcy laws as now or hereafter in effect; or
(c) a Collateral Event of Default within the meaning of the Collateral Agreement shall occur;
then, upon the occurrence of any such event, Seller’s obligations under this Agreement will automatically be accelerated and Seller shall become obligated to deliver the Contract Shares (or, after a Reorganization Event or Spin-Off Distribution, the Marketable Securities or cash or other assets or a combination of Marketable Securities or cash or other assets deliverable instead of or in addition to those shares of Common Stock) then deliverable under this Agreement, or any U.S. Government Securities or other property then pledged as collateral under the Collateral Agreement for Seller’s obligations. Purchaser and Seller agree that such amount is a reasonable preestimate of loss and not a penalty. Such amount is payable for the loss of bargain and Purchaser will not be entitled to recover additional damages as a consequence of any loss resulting from an Event of Default.
Section 7.2 Transfer Agent Instructions. Seller agrees to provide the transfer agent for the Common Stock or any Marketable Securities with standing instructions to pay over directly to the Collateral Agent for the benefit of Purchaser all cash or other property received in respect of distributions or dividends on the Common Stock or Marketable Securities or in connection with a Reorganization Event. Purchaser agrees to instruct the Collateral Agent, and to cause the Collateral Agent, to promptly pay over to Seller any dividends, interest, principal or other payments received by the Collateral Agent on any collateral pledged by Seller, including any substitute collateral, unless Seller is in default on its obligations under the Collateral Agreement (including Seller’s obligation to pledge additional shares of Common Stock when required under the Collateral Agreement), or unless the payment of that amount to Seller would cause the collateral to become insufficient under the Collateral Agreement. Seller will have the right to vote any pledged shares of Common Stock or Marketable Securities for so long as those shares are owned by it and pledged under the Collateral Agreement, unless an event of default occurs under this Agreement or the Collateral Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Adjustments of Exchange Rate; Selection of Independent Investment Banking Firm. Purchaser shall be responsible for the effectuation and calculation of any adjustment pursuant to Article VI hereof and shall furnish Seller notice of any such adjustment and shall provide Seller reasonable opportunity to review the calculations pertaining to any such adjustment. If, pursuant to the terms and conditions of this Agreement, the Administrator shall be required to retain a nationally recognized independent investment banking firm for any purpose provided in this Agreement, such nationally recognized independent investment banking firm shall be selected and retained by the Administrator only after consultation with Seller.

Section 8.2 No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability under this Agreement.
Section 8.3 Notices.
(a) All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing and shall be given at the addresses set forth in the following sentence or at such other addresses as may be designated by notice duly given in accordance with this Section 8.3 to each other party to this Agreement. Until such notice is given, (i) notices to Purchaser shall be directed to it in care of the Administrator, U.S. Bank National Association, Corporate Trust Services, 633 West 5th Street, 24th Floor, [***], Los Angeles, CA 90071, Telecopier No. (213) 615-6197, Attention: 2009 Dole Food Automatic Common Exchange Security Trust; and (ii) notices to Seller shall be directed to it at 10900 Wilshire Blvd., 1600, Los Angeles, CA 90024, Telecopier No. (310) 824-7756, Attention: David H. Murdock.
(b) Each notice given pursuant to Section 8.3(a) shall be effective (i) if sent by certified mail (return receipt requested), 72 hours after being deposited in the United States mail, postage prepaid; (ii) if given by telex or telecopier, when such telex or telecopied notice is transmitted (with electronic confirmation of transmission or verbal confirmation of receipt); or (iii) if given by any other means, when delivered at the address specified in this Section 8.3.
Section 8.4 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions contained in this Agreement unenforceable or invalid.
Section 8.5 Entire Agreement. Except as expressly set forth in this Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.
Section 8.6 Amendments; Waivers. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. Purchaser agrees that it will not, without Seller’s written consent, agree to amend or waive any provision of the Trust Agreement in any manner that materially and adversely affects the rights or obligations of Seller hereunder. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.7 Non-Assignability. This Agreement and the rights and obligations of the parties under this Agreement may not be assigned or delegated by either party without the prior written consent of the other party, and any purported assignment without such consent shall be void.
Section 8.8 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary under this Agreement. Whenever any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements contained in this Agreement by or on behalf of Seller and Purchaser shall bind and be enforceable by, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Purchaser and Seller and their respective successors and assigns.
Section 8.9 Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement, with the same effect as if the signatures on each such counterpart were upon the same instrument. A copy of a counterpart sent by facsimile machine or other electronic means must be treated as an original counterpart, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the first date set forth above.

SELLER: DAVID H. MURDOCK, in his individual capacity and as trustee of the David H. Murdock Living Trust dated May 28, 1986, as amended
By:
	Name:	David H. Murdock

PURCHASER: 2009 DOLE FOOD AUTOMATIC COMMON EXCHANGE SECURITY TRUST
By:
Donald J. Puglisi, as Trustee

By:
William R. Latham III, as Trustee

By:
James B. O’Neill, as Trustee